Exhibit 99.1

NB Bancorp, Inc. Reports Third Quarter 2026 Financial Results, Declares Quarterly Cash Dividend

Investor Contact

JP Lapointe, SEVP, CFO

IR@NeedhamBank.com

781-474-5408

Needham, MA, October 15, 2026 – NB Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: NBBK), the holding company of Needham Bank (the “Bank”), today announced its third quarter 2026 financial results.

SELECTED FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER OF 2026

●	Net income for the third quarter of 2026 amounted to $23.1 million, or $0.58 per diluted common share, compared to net income of $21.1 million, or $0.53 per diluted common share, for the prior quarter. Return on average assets and return on average equity for the third quarter of 2026 were 1.23% and 10.73%, respectively, representing increases from 1.17% and 10.03%, respectively, for the prior quarter.
●	Operating net income(1) for the third quarter of 2026 increased 8.9% and amounted to $23.8 million, or $0.60 per diluted common share, compared to operating net income(1) of $21.9 million, or $0.55 per diluted common share, for the prior quarter. Operating return on average assets(1) and operating return on average equity(1) for the third quarter of 2026 were 1.26% and 11.05%, respectively, representing increases from 1.21% and 10.39%, respectively, for the prior quarter.

One-time pre-tax charged during the current quarter include:

o	Contract settlement fees of $871 thousand ($695 thousand net of tax);

One-time pre-tax charges during the prior quarter include:

o	Non-recurring fees for business line expansion of $649 thousand ($499 thousand net of tax);
o	Final merger and acquisition costs of $296 thousand ($227 thousand net of tax) related to the Company’s acquisition of Provident; and
o	Tax expense and a modified endowment contract penalty of $27 thousand related to the surrender of Bank-owned life insurance (“BOLI”) policies acquired from BankProv.

●	Net interest margin declined by 3 basis points to 3.97% from 4.00% in the prior quarter as gross loans increased 5.3% while total deposits increased 3.2% during the current quarter. Net interest margin, excluding purchase accounting adjustments(1), declined by 6 basis points to 3.81% during the current quarter from 3.87% in the prior quarter.
●	Efficiency ratio increased to 60.5% from 58.9% in the prior quarter, while operating efficiency ratio(1) increased to 59.3% from 57.7% in the prior quarter.
●	Net charge-offs (annualized) as a percent of average loans increased to 0.31% from 0.07% in the prior quarter, primarily from the charge off of a previously reserved for purchased-credit-deteriorated (“PCD”) C&I loan of $4.0 million from the acquisition of BankProv. Non-performing loans as a percent of total loans increased to 0.53% at the end of the third quarter from 0.43% at the end of the prior quarter as a result of an acquired loan being placed on non-accrual during the current quarter. We continue to actively reduce the non-strategic enterprise value loan portfolio acquired from BankProv, which has reduced from $207.0 million at acquisition to $95.9 million as of September 30, 2026.

●	Book value per share and tangible book value per share(1) were $19.57 and $18.91, respectively, in the current quarter, compared to $19.22 and $18.51, respectively, in the prior quarter. The increase in tangible book value per share(1) was a result of $23.1 million in net income for the quarter, partially offset by increased accumulated other comprehensive loss of $7.4 million resulting from market rate increases and $3.0 million in dividends paid during the quarter.

“The third quarter of 2026 displayed Needham Bank’s continued execution of our growth strategy as we continue to take market share and go up market for new customers. In the third quarter, gross loans increased 5.3%, while total deposits increased 3.2%. Through the first three quarters of 2026, total loans and total deposits have increased by 17.4% and 15.2%, respectively, on an annualized basis, while operating EPS has increased 27%. Our strong earnings performance reflects the continued momentum of our franchise, disciplined execution of our growth strategy, and the trust our customers place in us. We are expanding thoughtfully, investing in our capabilities and talent, and maintaining a strong balance sheet and prudent risk management. As we look ahead, we remain confident in our ability to deliver sustainable growth and long-term value for our customers, employees, communities, and shareholders,” stated Joseph Campanelli, Chairman, President and Chief Executive Officer.

Declaration of Dividend

The Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on November 12, 2026, to shareholders of record as of October 29, 2026.

BALANCE SHEET

Total assets amounted to $7.68 billion as of September 30, 2026, representing an increase of $237.1 million, or 3.2%, from $7.45 billion as of June 30, 2026.

●	Cash and cash equivalents decreased $134.1 million, or 33.5%, to $266.1 million from $400.2 million in the prior quarter, as a result of loan growth of $346.7 million and Federal Home Loan Bank (“FHLB”) borrowings paydowns of $30.9 million, partially offset by deposit growth of $201.3 million, along with net income earned during the quarter of $23.1 million.
●	Gross loans increased $343.0 million, or 5.3%, to $6.77 billion, from $6.42 billion in the prior quarter. Net loans increased $346.7 million, or 5.5%, to $6.69 billion, from $6.34 billion in the prior quarter as loan demand remained strong and we continued to execute our strategic plan. The current quarter change was primarily seen in commercial real estate loans, excluding multi-family real estate loans, which increased $183.2 million, or 8.6%, construction and land development loans, which increased $80.8 million, or 10.6%, residential real estate loans, which increased $43.5 million, or 3.1%, and mortgage warehouse loans, which increased $20.4 million, or 9.4%.
●	Deposits increased $201.3 million, or 3.2%, to $6.52 billion from $6.32 billion in the prior quarter.
o	Core deposits, which the Company considers to be all non-brokered deposits, increased $228.5 million, or 4.1%, to $5.83 billion, from $5.60 billion in the prior quarter. The change in core deposits was primarily the result of money market accounts, which increased $111.9 million, or 6.7%, customer certificates of deposits, which increased $48.8 million, or 2.4%, noninterest bearing demand deposits, which increased $44.9 million, or 4.7%, and NOW accounts, which increased $15.1 million, or 2.0%.
o	Brokered deposits decreased $27.2 million, or 3.8%, to $692.6 million, from $719.9 million in the prior quarter.
●	Accrued expenses and other liabilities increased $49.9 million, or 64.3%, to $127.4 million from $77.5 million in the prior quarter, primarily as a result of the Company calling $20.4 million in collateral on our derivatives and a $15.8 million increase in the value of our derivatives driven by market rate changes, a $4.8 million increase in deferred solar investments for two new solar tax credit investments closed during the current quarter, a $1.4 million discount on low income housing tax credits purchased during the current quarter and additional increases for normal quarterly accruals based on financial results and headcount including federal income taxes, bonus and payroll.

●	Shareholders’ equity increased $15.4 million, or 1.8%, to $857.4 million, from $842.0 million in the prior quarter, primarily as a result of net income of $23.1 million, partially offset by increased accumulated other comprehensive losses driven by increased market rates and $3.0 million in dividends paid during the current quarter. Shareholders’ equity to total assets and tangible shareholders’ equity(1) to tangible assets were 11.2% and 10.8%, respectively, at the end of the current quarter, compared to 11.3% and 10.9%, respectively, at the end of the prior quarter.

NET INTEREST INCOME

Net interest income increased $2.3 million, or 3.3%, to $71.4 million for the current quarter, compared to $69.1 million for the prior quarter. Net interest margin declined 3 basis points to 3.97% for the current quarter, from 4.00% in the prior quarter.

●	Interest income increased during the current quarter, primarily attributable to an increase in the average balance of loans as a result of the continued execution of our growth strategy.
●	Interest expense increased for the current quarter, primarily driven by increases in the average balances of certificates of deposit and individual retirement accounts and money market accounts, along with an increase in the average balance of Federal Reserve Bank (“FRB”) borrowings, partially offset by a decrease in the average balance of FHLB borrowings.

PROVISION FOR CREDIT LOSSES

Provision for credit losses decreased $1.9 million, or 61.0%, to a provision for credit losses of $1.2 million for the current quarter, compared to a provision for credit losses of $3.2 million for the prior quarter.

●	The provision for credit losses on loans decreased $1.6 million, or 53.5%, to $1.4 million for the current quarter, compared to $3.0 million for the prior quarter, primarily driven by improvements in the credit quality of our individually evaluated loans resulting in reduced specific reserve requirements.

NONINTEREST INCOME

Noninterest income decreased $454 thousand, or 8.2%, to $5.1 million for the current quarter, compared to $5.6 million for the prior quarter.

●	Gain (loss) on sale of loans, net, decreased $412 thousand to a $185 thousand loss in the current quarter, compared to a $227 thousand gain in the prior quarter, resulting from the deterioration in the fair market value of consumer loans held for sale during the current quarter.
●	Other income decreased $192 thousand, or 36.6%, to $333 thousand for the current quarter, compared to $525 thousand in the prior quarter, primarily driven by $229 thousand of credit card branding and marketing income recognized during the prior quarter.
●	Customer service fees decreased $176 thousand, or 4.8%, to $3.5 million for the current quarter, compared to $3.7 million in the prior quarter due to decreased loan fee income.
●	The above decreases were partially offset by an increase in swap contract income of $407 thousand, or 565.3%, to $479 thousand for the current quarter, compared to $72 thousand for the prior quarter due to increased origination of swaps in the current quarter.

NONINTEREST EXPENSE

Noninterest expense increased $2.3 million, or 5.1%, to $46.3 million for the current quarter, compared to $44.0 million for the prior quarter.

●	Salaries and employee benefits expenses increased $2.0 million, or 7.6%, to $27.5 million for the current quarter, compared to $25.5 million for the prior quarter, primarily resulting from continued hirings and business line expansion, including branch expansion and the build out of other growth initiatives which will provide benefit in the years ahead.
●	Occupancy and equipment expenses increased $579 thousand, or 23.5%, to $3.0 million for the current quarter, compared to $2.5 million for the prior quarter, primarily resulting from contract settlement fees of $347 thousand.

●	Data processing expenses increased $452 thousand, or 9.2%, to $5.4 million for the current quarter, compared to $4.9 million for the prior quarter, primarily driven by our continued investment in technology and systems in support of upcoming revenue initiatives, requiring the operation of systems in parallel for a period of time while new systems are implemented.
●	Director and professional service fees increased $342 thousand, or 9.0%, to $4.2 million for the current quarter, compared to $3.8 million for the prior quarter, primarily driven by contract settlement fees of $524 thousand.
●	The above increases were partially offset by reductions of $457 thousand, or 29.9%, in marketing and charitable contributions, as a result of reduced media expenditures and reductions of $452 thousand, or 13.8%, in general and administrative expenses, primarily driven by a $296 thousand reduction in merger and acquisition expenses and a $176 thousand reduction in education and training expenses during the current quarter.

INCOME TAXES

Income tax expense decreased $486 thousand, or 7.6%, to $5.9 million for the current quarter, compared to $6.4 million for the prior quarter. The effective tax rate and the operating effective tax rate(1) were both 20.3% for the current quarter, compared to 23.2% and 23.1%, respectively, for the prior quarter. The primary driver of the decrease in income tax expense and the effective tax rate were state tax credits purchased during the current quarter.

COMMERCIAL REAL ESTATE PORTFOLIO

Commercial real estate loans, including multi-family real estate loans, increased $200.5 million, or 7.5%, to $2.89 billion, during the current quarter.

●	Cannabis facility commercial real estate loans decreased $14.6 million, or 6.9%, to $195.5 million during the current quarter. The Company’s cannabis facility commercial real estate portfolio is secured entirely by the underlying commercial real estate of the borrower operation, in addition to, in most cases, a lien on all business assets. The vast majority of the cannabis facility loan portfolio balances have a loan-to-value ratio of 65% or lower, with appraisal reports taking a blended approach (using both cannabis and non-cannabis use comparable real estate sales, which we believe are generally more conservative).
●	The cannabis facility portfolio has geographic dispersion, with lower dollar exposure loans remaining local and larger dollar exposure loans generally tied to multi-state operators with a more national footprint. All cannabis facility loan relationships were current at the end of the current quarter.
●	The Company’s multi-family real estate loan portfolio increased $17.2 million, or 3.0%, during the current quarter to $585.0 million. The Company’s multi-family real estate loan portfolio consists of properties primarily located in the Greater Boston area, all of which are adjustable-rate loans and performing at the end of the current quarter.
●	The Company’s $365.0 million commercial real estate office portfolio consists principally of suburban Class A and B office space used as medical and traditional offices. The portfolio does not consist of high-rise towers located in Boston and all loans is performing at the end of the current quarter.

ASSET QUALITY

●	The allowance for credit losses (“ACL”) amounted to $78.3 million as of September 30, 2026, or 1.16% of gross loans, compared to $82.1 million, or 1.28% of gross loans as of June 30, 2026.
●	The Company recorded a provision for credit losses of $1.2 million during the current quarter, which included a provision for credit losses on loans of $1.4 million and a release of credit losses for unfunded commitments of $145 thousand, compared to a provision for credit losses of $3.2 million during the prior quarter, which included a provision for credit losses on loans of $3.0 million and a provision for credit losses for unfunded commitments of $199 thousand.
●	The decrease in the ACL for the current quarter was primarily driven by reduced specific reserve requirements on individually assessed loans due to credit improvements and a charge off of a previously reserved PCD C&I loan of $4.0 million, partially offset by current quarter loan growth.

●	Non-performing loans (“NPLs”) increased $8.4 million, or 30.4%, to $36.1 million as of September 30, 2026, from $27.7 million at the end of the prior quarter. The increase was primarily due to a commercial real estate loan acquired from BankProv being placed on non-accrual during the current quarter. The ACL as a percent of NPLs is 217% as of September 30, 2026, a decrease from 297% at the end of the prior quarter, primarily from a charge off of a PCD C&I loan of $4.0 million, partially offset by the increase in commercial real estate loans on non-accrual of $12.6 million.
●	During the current quarter, the Company recorded total net charge-offs of $5.2 million, or 0.31% of average total loans on an annualized basis, compared to net charge-offs of $1.1 million, or 0.07% of average total loans on an annualized basis, in the prior quarter. The $4.1 million increase in net charge-offs during the current quarter was primarily a result of a $4.0 million charge off on a previously reserved PCD C&I loan which was identified as a PCD loan at acquisition and was fully reserved for in the prior quarter. No additional provisions were recognized during the current quarter to reserve for losses against this loan.
●	As part of its ongoing credit risk management framework and prudent oversight, the Company periodically reviews lending relationships across all portfolios to ensure alignment with its risk appetite, regulatory expectations, and evolving market conditions.
●	The Company’s loan portfolio consists primarily of commercial real estate and multi-family loans, one-to-four-family residential real estate loans, construction and land development loans and commercial and industrial loans. These loans are primarily made to individuals and businesses located in the Greater Boston metropolitan area and surrounding communities in greater New England.

(1)	Represents a non-GAAP measure. See Non-GAAP reconciliation of the corresponding GAAP measures on pages 13 and 14.

ABOUT NB BANCORP, INC.

NB Bancorp, Inc. (Nasdaq Capital Market: NBBK) is the registered bank holding company of Needham Bank. Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district. Known as the “Builder’s Bank,” Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892. Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. Needham Bank also provides services to companies in the cannabis industry by providing loans and deposits, along with supporting payment platforms in this industry, such as Mosaic. We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of FDIC.

Non-GAAP Financial Measures

In addition to results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release contains certain non-GAAP financial measures, including pre-provision net revenue, operating net income, operating pre-tax income, net interest income, excluding purchase accounting adjustments, operating noninterest expense, operating income tax expense, operating effective tax rate, operating earnings per share, basic, operating earnings per share, diluted, operating return on average assets, operating return on average shareholders’ equity, operating efficiency ratio, tangible shareholders’ equity, tangible assets and tangible book value per share. The Company’s management believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

We may also make forward-looking statements in other documents we file with the Securities and Exchange Commission (the “SEC”), in our annual reports to our shareholders, in press releases and other written materials, and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “outlook,” “will,” “should,” and other expressions that predict or indicate future events and trends and which do not relate to historical matters. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, changes in general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay loans; changes in customer behavior due to political, business and economic conditions, including inflation and concerns about liquidity; turbulence in the capital and debt markets; reductions in net interest income resulting from interest rate volatility as well as changes in the balances and mix of loans and deposits; changes in interest rates and real estate values; changes in loan collectability and increases in defaults and charge-off rates; decreases in the value of securities and other assets, adequacy of credit loss reserves, or deposit levels necessitating increased borrowing to fund loans and investments; risks related to the Company’s acquisitions generally, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; unforeseen integration issues or impairment of other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated; changing government regulation; competitive pressures from other financial institutions; changes in legislation or regulation and accounting principles, policies and guidelines; cybersecurity incidents, fraud, natural disasters, and future pandemics; the risk that the Company may not be successful in the implementation of its business strategy; the risk that intangibles recorded in the Company’s financial statements will become impaired; changes in assumptions used in making such forward-looking statements; and the other risks and uncertainties detailed in the Company’s Form 10-K and updated by our Quarterly Report on Form 10-Q and other filings submitted to the SEC. These statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.

NB BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share data)
	As of and for the three months ended
	September 30, 2026	June 30, 2026	September 30, 2025

Earnings data
Net interest income	$71,440	$69,145	$48,175
Noninterest income	5,105	5,559	3,682
Total revenue	76,545	74,704	51,857
Provision for credit losses	1,246	3,193	1,396
Noninterest expense	46,281	44,017	30,499
Pre-tax income	29,018	27,494	19,962
Net income	23,133	21,123	15,362
Operating net income (non-GAAP)	23,828	21,877	16,002
Operating noninterest expense (non-GAAP)	45,410	43,072	30,244

Per share data
Earnings per share, basic	$0.59	$0.53	$0.43
Earnings per share, diluted	0.58	0.53	0.43
Operating earnings per share, basic (non-GAAP)	0.60	0.55	0.45
Operating earnings per share, diluted (non-GAAP)	0.60	0.55	0.45
Book value per share	19.57	19.22	18.51
Tangible book value per share (non-GAAP)	18.91	18.51	18.49

Profitability
Return on average assets	1.23%	1.17%	1.16%
Operating return on average assets (non-GAAP)	1.26%	1.21%	1.20%
Return on average shareholders' equity	10.73%	10.03%	8.35%
Operating return on average shareholders' equity (non-GAAP)	11.05%	10.39%	8.70%
Net interest margin	3.97%	4.00%	3.78%
Net interest margin, excluding purchase accounting adjustments	3.81%	3.87%	3.78%
Cost of deposits	2.69%	2.68%	2.92%
Efficiency ratio	60.5%	58.9%	58.8%
Operating efficiency ratio (non-GAAP)	59.3%	57.7%	58.3%

Balance sheet, end of period
Total assets	$7,683,996	$7,446,880	$5,442,446
Total loans	6,821,759	6,482,821	4,715,923
Total deposits	6,521,396	6,320,090	4,565,720
Total shareholders' equity	857,403	842,002	737,034

Asset quality
ACL	$78,305	$82,088	$43,052
ACL / Total NPLs	217.1%	296.8%	379.1%
Total NPLs / Total loans	0.53%	0.43%	0.24%
Annualized net charge-offs / Average total loans	(0.31)%	(0.07)%	(0.05)%

Capital ratios
Shareholders' equity / Total assets	11.16%	11.31%	13.54%
Tangible shareholders' equity / tangible assets (non-GAAP)	10.82%	10.94%	13.53%

NB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share and per share data)

	As of			September 30, 2026 change from
	September 30, 2026	June 30, 2026	September 30, 2025	June 30, 2026		September 30, 2025
Assets
Cash and due from banks	$238,502	$372,522	$197,604	$(134,020)	(36.0)%	$40,898	20.7%
Federal funds sold	27,555	27,632	97,829	(77)	(0.3)%	(70,274)	(71.8)%
Total cash and cash equivalents	266,057	400,154	295,433	(134,097)	(33.5)%	(29,376)	(9.9)%

Available-for-sale securities, at fair value	279,518	272,640	231,023	6,878	2.5%	48,495	21.0%

Loans held for sale, at fair value	55,906	59,927	-	(4,021)	(6.7)%	55,906	0.0%

Loans receivable, net of deferred fees	6,765,853	6,422,894	4,715,923	342,959	5.3%	2,049,930	43.5%
Allowance for credit losses	(78,305)	(82,088)	(43,052)	3,783	(4.6)%	(35,253)	81.9%
Net loans	6,687,548	6,340,806	4,672,871	346,742	5.5%	2,014,677	43.1%

Accrued interest receivable	29,971	28,898	21,074	1,073	3.7%	8,897	42.2%
Banking premises and equipment, net	51,107	49,298	33,842	1,809	3.7%	17,265	51.0%
Non-public investments	49,161	42,029	44,531	7,132	17.0%	4,630	10.4%
Bank-owned life insurance ("BOLI")	98,178	97,370	56,342	808	0.8%	41,836	74.3%
Prepaid expenses and other assets	71,048	69,228	57,720	1,820	2.6%	13,328	23.1%
Goodwill	16,520	18,512	-	(1,992)	(10.8)%	16,520	0.0%
Core deposit intangible, net	16,628	17,519	967	(891)	(5.1)%	15,661	1619.5%
Deferred income tax asset, net	62,354	50,499	28,643	11,855	23.5%	33,711	117.7%
Total assets	$7,683,996	$7,446,880	$5,442,446	$237,116	3.2%	$2,241,550	41.2%

Liabilities and shareholders' equity
Deposits
Core deposits	$5,828,759	$5,600,238	$4,177,047	$228,521	4.1%	$1,651,712	39.5%
Brokered deposits	692,637	719,852	388,673	(27,215)	(3.8)%	303,964	78.2%
Total deposits	6,521,396	6,320,090	4,565,720	201,306	3.2%	1,955,676	42.8%
Mortgagors' escrow accounts	4,919	4,420	4,543	499	11.3%	376	8.3%
Federal Home Loan Bank ("FHLB") borrowings	150,322	181,247	41,453	(30,925)	(17.1)%	108,869	262.6%
Accrued expenses and other liabilities	127,414	77,549	73,139	49,865	64.3%	54,275	74.2%
Accrued retirement liabilities	22,542	21,572	20,557	970	4.5%	1,985	9.7%
Total liabilities	6,826,593	6,604,878	4,705,412	221,715	3.4%	2,121,181	45.1%

Shareholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares
issued and outstanding	-	-	-	-	0.0%	-	0.0%
Common stock, $0.01 par value, 120,000,000 shares authorized; 43,818,490 issued and outstanding at September 30, 2026 and June 30, 2026 and 39,826,446 issued and outstanding
at September 30, 2025	438	438	398	-	0.0%	40	10.1%
Additional paid-in capital	417,943	415,841	342,526	2,102	0.5%	75,417	22.0%
Unallocated common shares held by the Employee Stock Ownership Plan ("ESOP")	(40,690)	(41,285)	(43,049)	595	(1.4)%	2,359	(5.5)%
Retained earnings	495,082	474,970	440,281	20,112	4.2%	54,801	12.4%
Accumulated other comprehensive loss	(15,370)	(7,962)	(3,122)	(7,408)	93.0%	(12,248)	392.3%
Total shareholders' equity	857,403	842,002	737,034	15,401	1.8%	120,369	16.3%

Total liabilities and shareholders' equity	$7,683,996	$7,446,880	$5,442,446	$237,116	3.2%	$2,241,550	41.2%

NB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended			Change From Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	June 30, 2026		September 30, 2025
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$110,730	$106,574	$77,365	$4,156	3.9%	$33,365	43.1%
Interest on securities	3,144	2,758	2,253	386	14.0%	891	39.5%
Interest and dividends on cash equivalents and other	2,282	2,460	2,070	(178)	(7.2)%	212	10.2%
Total interest and dividend income	116,156	111,792	81,688	4,364	3.9%	34,468	42.2%

INTEREST EXPENSE
Interest on deposits	42,896	40,686	31,273	2,210	5.4%	11,623	37.2%
Interest on borrowings	1,820	1,961	2,240	(141)	(7.2)%	(420)	(18.8)%
Total interest expense	44,716	42,647	33,513	2,069	4.9%	11,203	33.4%

NET INTEREST INCOME	71,440	69,145	48,175	2,295	3.3%	23,265	48.3%

PROVISION FOR CREDIT LOSSES
Provision for credit losses - loans	1,391	2,994	1,041	(1,603)	(53.5)%	350	33.6%
(Release of) provision for credit losses - unfunded commitments	(145)	199	355	(344)	(172.9)%	(500)	(140.8)%
Total provision for credit losses	1,246	3,193	1,396	(1,947)	(61.0)%	(150)	(10.7)%

NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	70,194	65,952	46,779	4,242	6.4%	23,415	50.1%

NONINTEREST INCOME
Customer service fees	3,505	3,681	2,498	(176)	(4.8)%	1,007	40.3%
Increase in cash surrender value of BOLI	808	962	631	(154)	(16.0)%	177	28.1%
Mortgage banking income	165	92	148	73	79.3%	17	11.5%
Swap contract income	479	72	208	407	565.3%	271	130.3%
Gain (loss) on sale of loans, net	(185)	227	45	(412)	(181.5)%	(230)	(511.1)%
Other income	333	525	152	(192)	(36.6)%	181	119.1%
Total noninterest income	5,105	5,559	3,682	(454)	(8.2)%	1,423	38.6%

NONINTEREST EXPENSE
Salaries and employee benefits	27,499	25,549	18,641	1,950	7.6%	8,858	47.5%
Director and professional service fees	4,158	3,816	2,920	342	9.0%	1,238	42.4%
Occupancy and equipment expenses	3,047	2,468	1,559	579	23.5%	1,488	95.4%
Data processing expenses	5,351	4,899	2,911	452	9.2%	2,440	83.8%
Marketing and charitable contribution expenses	1,073	1,530	949	(457)	(29.9)%	124	13.1%
FDIC and state insurance assessments	1,434	1,584	928	(150)	(9.5)%	506	54.5%
Core deposit intangible amortization expense	892	892	37	-	0.0%	855	2310.8%
General and administrative expenses	2,827	3,279	2,554	(452)	(13.8)%	273	10.7%
Total noninterest expense	46,281	44,017	30,499	2,264	5.1%	15,782	51.7%

INCOME BEFORE TAXES	29,018	27,494	19,962	1,524	5.5%	9,056	45.4%

INCOME TAX EXPENSE	5,885	6,371	4,600	(486)	(7.6)%	1,285	27.9%

NET INCOME	$23,133	$21,123	$15,362	$2,010	9.5%	$7,771	50.6%

Weighted average common shares outstanding, basic	39,432,499	39,693,140	35,372,205	(260,641)	(0.7)%	4,060,294	11.5%
Weighted average common shares outstanding, diluted	39,833,964	40,000,305	35,579,456	(166,341)	(0.4)%	4,254,508	12.0%
Earnings per share, basic	$0.59	$0.53	$0.43	$0.06	11.3%	$0.16	37.2%
Earnings per share, diluted	$0.58	$0.53	$0.43	$0.05	9.4%	$0.15	34.9%

NB BANCORP, INC.

AVERAGE BALANCES, INTEREST EARNED/PAID & AVERAGE YIELDS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average			Average			Average
	Outstanding		Average	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans (5)	$6,599,690	$110,730	6.66%	$6,377,025	$106,574	6.70%	$4,612,631	$77,365	6.65%
Securities	280,383	3,144	4.45%	279,196	2,758	3.96%	236,187	2,253	3.78%
Other investments (5)	22,788	252	4.39%	34,301	612	7.16%	32,585	223	2.72%
Short-term investments (5)	243,386	2,030	3.31%	237,667	1,848	3.12%	178,290	1,847	4.11%
Total interest-earning assets	7,146,247	116,156	6.45%	6,928,189	111,792	6.47%	5,059,693	81,688	6.41%
Non-interest-earning assets	409,580			394,611			256,928
Allowance for credit losses	(81,486)			(81,276)			(42,746)
Total assets	$7,474,341			$7,241,524			$5,273,875

Interest-bearing liabilities:
Savings accounts	$218,715	488	0.89%	$210,544	324	0.62%	$121,704	181	0.59%
NOW accounts	770,406	2,771	1.43%	701,167	2,265	1.30%	467,761	1,397	1.18%
Money market accounts	1,735,863	13,305	3.04%	1,699,366	12,783	3.02%	1,119,539	9,331	3.31%
Certificates of deposit and individual retirement accounts	2,682,909	26,332	3.89%	2,595,290	25,314	3.91%	1,933,665	20,364	4.18%
Total interest-bearing deposits	5,407,893	42,896	3.15%	5,206,367	40,686	3.13%	3,642,669	31,273	3.41%
FHLB borrowings	78,665	868	4.38%	208,453	1,956	3.76%	199,852	2,240	4.45%
FRB borrowings	100,543	952	3.76%	549	5	3.65%	—	—	—%
Total interest-bearing liabilities	5,587,101	44,716	3.18%	5,415,369	42,647	3.16%	3,842,521	33,513	3.46%
Non-interest-bearing deposits	915,117			883,487			606,046
Other non-interest-bearing liabilities	116,917			98,225			95,329
Total liabilities	6,619,135			6,397,081			4,543,896
Shareholders' equity	855,206			844,443			729,979
Total liabilities and shareholders' equity	$7,474,341			$7,241,524			$5,273,875
Net interest income		$71,440			$69,145			$48,175
Net interest rate spread (1)			3.27%			3.31%			2.95%
Net interest-earning assets (2)	$1,559,146			$1,512,820			$1,217,172
Net interest margin (3)			3.97%			4.00%			3.78%

Average interest-earning assets to interest-bearing liabilities	127.91%			127.94%			131.68%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average total interest-earning assets.

(4) Annualized.

(5) Loans include loans held for sale, at fair value. Other investments are comprised of FRB stock, FHLB stock and swap collateral accounts. Short-term investments are comprised of cash and cash equivalents.

NB BANCORP, INC.

COMMERCIAL REAL ESTATE BY COLLATERAL TYPE

(Unaudited)

(Dollars in thousands)

	September 30, 2026
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$584,967	$584,967	19%
Industrial	194,827	166,816	361,643	13%
Office	43,627	321,332	364,959	13%
Hospitality	811	305,332	306,143	11%
Retail	126,658	199,417	326,075	11%
Mixed-Use	24,524	237,946	262,470	9%
Cannabis Facility	186,687	8,827	195,514	7%
Special Purpose	83,062	115,289	198,351	7%
Recreational Vehicle Parks	11,057	64,962	76,019	3%
Self Storage Facilities	—	55,191	55,191	2%
Other	79,346	79,028	158,374	5%
Total commercial real estate	$750,599	$2,139,107	$2,889,706	100%

	Change From June 30, 2026				Change From September 30, 2025
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$17,245	$17,245	3%	$—	$154,539	$154,539	36%
Industrial	9,819	3,704	13,523	4%	117,339	54,152	171,491	90%
Office	(1,008)	28,725	27,717	8%	18,370	137,414	155,784	74%
Hospitality	(40,455)	58,090	17,635	6%	(35,362)	93,990	58,628	24%
Retail	335	90,216	90,551	38%	88,037	113,078	201,115	161%
Mixed-Use	2,116	12,554	14,670	6%	16,509	77,495	94,004	56%
Cannabis Facility	(14,466)	(86)	(14,552)	(7)%	(68,048)	(341)	(68,389)	(26)%
Special Purpose	(1,593)	45,452	43,859	28%	2,152	58,523	60,675	44%
Recreational Vehicle Parks	(2,198)	(200)	(2,398)	(3)%	11,057	64,962	76,019	100%
Self Storage Facilities	—	(15,956)	(15,956)	(22)%	—	55,191	55,191	100%
Other	(8,198)	16,361	8,163	5%	40,741	9,805	50,546	47%
Total commercial real estate	$(55,648)	$256,105	$200,457	7%	$190,795	$818,808	$1,009,603	54%

	June 30, 2026				September 30, 2025
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$567,722	$567,722	20%	$—	$430,428	$430,428	23%
Industrial	185,008	163,112	348,120	13%	77,488	112,664	190,152	10%
Office	44,635	292,607	337,242	12%	25,257	183,918	209,175	11%
Hospitality	41,266	247,242	288,508	11%	36,173	211,342	247,515	13%
Retail	126,323	109,201	235,524	9%	38,621	86,339	124,960	7%
Mixed-Use	22,408	225,392	247,800	9%	8,015	160,451	168,466	9%
Cannabis Facility	201,153	8,913	210,066	8%	254,735	9,168	263,903	14%
Special Purpose	84,655	69,837	154,492	6%	80,910	56,766	137,676	7%
Recreational Vehicle Parks	13,255	65,162	78,417	3%	—	—	—	0%
Self Storage Facilities	—	71,147	71,147	3%	—	—	—	0%
Other	87,544	62,667	150,211	6%	38,605	69,223	107,828	6%
Total commercial real estate	$806,247	$1,883,002	$2,689,249	100%	$559,804	$1,320,299	$1,880,103	100%

NB BANCORP, INC.
NON-GAAP RECONCILIATION
(Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025

Net income (GAAP)	$23,133	$21,123	$15,362

Add (Subtract):
Adjustments to net income:
Non-recurring fees for business line expansion	-	649	-
Contract settlement fees	871	-	-
BOLI surrender tax and modified endowment contract penalty	-	27	-
Defined benefit pension termination refund	-	-	(739)
State tax expense - voluntary disclosure agreements	-	-	561
Merger and acquisition expenses	-	296	994
Total adjustments to net income	$871	$972	$816
Less net tax benefit associated with pre-tax non-GAAP adjustments to net income	176	218	176
Non-GAAP adjustments, net of tax	695	754	640
Operating net income (non-GAAP)	$23,828	$21,877	$16,002
Weighted average common shares outstanding, basic	39,432,499	39,693,140	35,372,205
Weighted average common shares outstanding, diluted	39,833,964	40,000,305	35,579,456
Operating earnings per share, basic (non-GAAP)	$0.60	$0.55	$0.45
Operating earnings per share, diluted (non-GAAP)	$0.60	$0.55	$0.45

Pre-tax income (GAAP)	$29,018	$27,494	$19,962

Add (Subtract):
Adjustments to pre-tax income:
Contract settlement fees	871	-	-
Defined benefit pension termination refund	-	-	(739)
Non-recurring fees for business line expansion	-	649	-
Merger and acquisition expenses	-	296	994
Total adjustments to pre-tax income	871	945	255
Operating pre-tax income (non-GAAP)	$29,889	$28,439	$20,217

Net interest income (GAAP)	$71,440	$69,145	$48,175

Subtract (Add):
Adjustments to net interest income:
Purchase accounting adjustments	2,614	1,972	-
Total impact of non-GAAP net interest income adjustments	$2,614	$1,972	$-
Net interest income, excluding purchase accounting adjustments (non-GAAP)	$68,826	$67,173	$48,175

Noninterest expense (GAAP)	$46,281	$44,017	$30,499

Subtract (Add):
Adjustments to noninterest expense:
Contract settlement fees	871	-	-
Non-recurring fees for business line expansion	-	649	-
Defined benefit pension termination refund	-	-	(739)
Merger and acquisition expenses	-	296	994
Total impact of non-GAAP noninterest expense adjustments	$871	$945	$255
Operating noninterest expense (non-GAAP)	$45,410	$43,072	$30,244

Operating net income (non-GAAP)	$23,828	$21,877	$16,002
Average assets	7,474,341	7,241,524	5,273,875
Operating return on average assets (non-GAAP)	1.26%	1.21%	1.20%
Average shareholders’ equity	$855,206	$844,443	$729,979
Operating return on average shareholders' equity (non-GAAP)	11.05%	10.39%	8.70%

Operating noninterest expense (non-GAAP)	$45,410	$43,072	$30,244
Total pre-provision net revenue (net interest income plus total noninterest income)	76,545	74,704	51,857
Operating efficiency ratio (non-GAAP)	59.32%	57.66%	58.32%

Income tax expense (GAAP)	$5,885	$6,371	$4,600

Add (Subtract):
Adjustments to income tax expense:
State tax expense - voluntary disclosure agreements	-	-	(561)
Net tax benefit associated with pre-tax non-GAAP adjustments to net income	176	218	176
BOLI surrender tax and modified endowment contract penalty	-	(27)	-
Total impact of non-GAAP income tax expense adjustments	$176	$191	$(385)
Operating income tax expense (non-GAAP)	$6,061	$6,562	$4,215

Operating effective tax rate (non-GAAP)	20.3%	23.1%	20.8%

	As of
	September 30, 2026	June 30, 2026	September 30, 2025

Total shareholders’ equity (GAAP)	$857,403	$842,002	$737,034
Subtract:
Intangible assets (core deposit intangible, net of tax and goodwill)	28,814	31,023	744
Total tangible shareholders’ equity (non-GAAP)	828,589	810,979	736,290
Total assets (GAAP)	7,683,996	7,446,880	5,442,446
Subtract:
Intangible assets (core deposit intangible, net of tax and goodwill)	28,814	31,023	744
Total tangible assets (non-GAAP)	$7,655,182	$7,415,857	$5,441,702
Tangible shareholders' equity / tangible assets (non-GAAP)	10.82%	10.94%	13.53%
Total common shares outstanding	43,818,490	43,818,490	39,826,446
Tangible book value per share (non-GAAP)	$18.91	$18.51	$18.49

NB BANCORP, INC.

ASSET QUALITY – NON-PERFORMING ASSETS (1)

(Unaudited)

(Dollars in thousands)

	September 30, 2026	June 30, 2026	September 30, 2025
Real estate loans:
One-to-four-family residential	$3,255	$2,963	$2,771
Home equity	1,546	1,547	1,001
Commercial real estate	13,587	957	809
Construction and land development	-	-	10
Commercial and industrial	16,686	20,446	4,686
Consumer	1,002	1,747	2,080
Total	$36,076	$27,660	$11,357

Total non-performing loans to total loans	0.53%	0.43%	0.24%
Total non-performing PCD loans to total loans (2)	0.15%	0.22%	0.00%
Total non-performing non-PCD loans to total loans	0.38%	0.21%	0.24%

Total non-performing assets to total assets	0.47%	0.37%	0.21%
Total non-performing PCD assets to total assets	0.14%	0.19%	0.00%
Total non-performing non-PCD assets to total assets	0.33%	0.18%	0.21%

(1) Non-performing loans and assets are comprised of non-accrual loans.

(2) PCD loans were the result of the BankProv acquisition closed on November 15, 2025 and did not exist prior to that date.

NB BANCORP, INC.

ASSET QUALITY – PROVISION, ALLOWANCE, AND NET (CHARGE-OFFS) RECOVERIES

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
Allowance for credit losses at beginning of the period	$82,088	$80,195	$42,601

Provision for credit losses	1,391	2,994	1,041

Charge-offs:
Commercial & Industrial	(4,044)	(294)	—
Consumer	(1,335)	(2,081)	(693)
Commercial real estate	—	(10)	—
Total charge-offs	(5,379)	(2,385)	(693)

Recoveries of loans previously charged off:
Commercial and industrial	12	1,188	12
Consumer	193	96	91
Total recoveries	205	1,284	103

Net charge-offs	(5,174)	(1,101)	(590)

Allowance for credit losses at end of the period	$78,305	$82,088	$43,052

Allowance to non-performing loans	217%	297%	379%
Allowance to total loans outstanding at the end of the period	1.16%	1.28%	0.91%
Annualized net charge-offs to average loans outstanding during the period	(0.31)%	(0.07)%	(0.05)%
Annualized net charge-offs to average loans outstanding during the period – PCD loans (1)	(0.24)%	0.00%	0.00%
Annualized net charge-offs to average loans outstanding during the period – Non-PCD loans	(0.07)%	(0.07)%	(0.05)%

(1) PCD loans were the result of the BankProv acquisition closed on November 15, 2025 and did not exist prior to that date.